
                  EXHIBIT 11. - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                                       2001              2000            1999
                                                                                ----------------------------------------------------
Class A weighted average common shares
 outstanding (stated value $.0292)                                                 63,974,329         64,586,402      66,118,572

Class B common shares outstanding
 (stated value $70)                                                                     3,070              3,070           3,070
 Conversion of Class B shares to Class A shares
 (One share of Class B for 2,400 shares of Class A)                                 7,368,000          7,368,000       7,368,000
                                                                                ----------------------------------------------------
Total                                                                              71,342,329         71,954,402      73,486,572
                                                                                ====================================================
Net income                                                                       $122,261,396       $152,393,015    $143,105,956
                                                                                 ============       ============    ============
Per share amount                                                                        $1.71              $2.12           $1.95
                                                                                         ====               ====            ====


Beginning in 1999, the Company established a stock repurchase program. The Company may repurchase as much as $120 million of its outstanding Class A common stock through December 31, 2002. In 2001 220,000 shares were repurchased at a total cost of $7,653,916, or an average price per share of $34.79. Since its inception the Company has repurchased 3,195,677 shares at a total cost of $93,373,265, or an average price per share of $29.22. The Company may purchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.


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